Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the MeiraGTx Holdings plc 2018 Incentive Award Plan of MeiraGTx Holdings plc of our report dated March 13, 2025 with respect to the consolidated financial statements of MeiraGTx Holdings plc included in its Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Jericho, NY

March 13, 2025